This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2006

Filed Pursuant to Rule 424(b)(3)
File No.: 333-138498

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 8, 2006)

$

$      Floating Rate Notes due 2009
$     % Notes due 2011
$     % Notes due 2016
$     % Debentures due 2036

The notes and the debentures will be issued by Time Warner Inc. The notes and the debentures will be guaranteed by TW AOL Holdings Inc. and Historic TW Inc. In addition, Time Warner Companies, Inc. and Turner Broadcasting System, Inc. will guarantee Historic TW Inc.’s guarantee of the securities. We use the term “debt securities” and “securities” to refer to all three series of notes and the debentures.

The Floating Rate Notes due 2009 will mature on November      , 2009, the  % Notes due 2011 will mature on November      , 2011, the  % Notes due 2016 will mature on November      , 2016 and the  % Debentures due 2036 will mature on November      , 2036. Interest on the Floating Rate Notes due 2009 will be payable quarterly in arrears on February   , May  , August   , and November   , beginning on February   , 2007. Interest on the  % Notes due 2011, the  % Notes due 2016 and the  % Debentures due 2036 will be payable semi-annually in arrears on May    and November    of each year, beginning on May   , 2007.

We may redeem some or all of the  % Notes due 2011, the  % Notes due 2016 or the  % Debentures due 2036 at any time or from time to time, as a whole or in part at our option. We describe the redemption prices under the heading “Description of the Notes and the Debentures — Optional Redemption” on page S-8.

The securities will not be listed on any securities exchange. Currently, there is no public market for the securities.

	Per		Per		Per		Per
	Note due		Note due		Note due		Debenture
	2009	Total	2011	Total	2016	Total	due 2036	Total

Public Offering Price	%	$	%	$	%	$	%	$
Underwriting Discount	%	$	%	$	%	$	%	$
Proceeds to Time Warner	%	$	%	$	%	$	%	$

Interest on the securities will accrue from November   , 2006.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities in book-entry form only will be made through The Depository Trust Company, Clearstream Banking S.A. Luxembourg and the Euroclear System on or about November   , 2006, against payment in immediately available funds.

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	BNP PARIBAS	RBS Greenwich Capital

Co-Lead Managers

Senior Co-Managers

Co-Managers

The date of this Prospectus Supplement is November   , 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the securities that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information or to offer the securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

References to “Time Warner,” “our company,” “we,” “us” and “our” in this prospectus supplement and in the accompanying prospectus are references to Time Warner Inc. TW AOL Holdings Inc. is referred to herein as “TW AOL.” Historic TW Inc. is referred to herein as “Historic TW.” Time Warner Companies, Inc. is referred to herein as “TWCI.” Turner Broadcasting System, Inc. is referred to herein as “TBS,” and together with TW AOL, Historic TW and TWCI, the “Guarantors.” Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

Offers and sales of the securities are subject to restrictions in relation to the European Union, the United Kingdom, Hong Kong, Japan and Singapore, details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain other jurisdictions may also be restricted by law.

The securities are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-15 of this prospectus supplement.

S-ii

OFFERING SUMMARY

The summary below describes the principal terms of the securities offering and is not intended to be complete. You should carefully read the “Description of the Notes and the Debentures” section of this prospectus supplement and “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for a more detailed description of the securities offered hereby.

Issuer	Time Warner Inc.

Securities	$ principal amount of Floating Rate Notes due 2009

$ principal amount of % Notes due 2011

$ principal amount of % Notes due 2016

$ principal amount of % Debentures due 2036

Maturity Dates	Floating Rate Notes: November , 2009

% Notes: November , 2011

% Notes: November , 2016

% Debentures: November , 2036

Interest Payment Dates	Floating Rate Notes: quarterly in arrears on February , May , August , and November of each year, beginning on February , 2007.

% Notes due 2011, % Notes due 2016 and % Debentures due 2036: semi-annually in arrears on May and November of each year, beginning on May , 2007.

Guarantors	TW AOL, Historic TW, TWCI and TBS.

Guarantees	The securities will be fully, irrevocably and unconditionally guaranteed by TW AOL and Historic TW. In addition, TWCI and TBS will fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the securities.

Ranking	The securities will be our unsecured senior obligations, and will rank equally with our other unsecured and unsubordinated obligations.

The guarantees will be unsecured senior obligations of TW AOL, Historic TW, TWCI and TBS, as applicable, and will rank equally with other unsecured senior obligations of TW AOL, Historic TW, TWCI and TBS, respectively.

Please read “Description of the Notes and the Debentures — Ranking” in this prospectus supplement and “Description of the Debt Securities and the Guarantees — Ranking” in the accompanying prospectus. Please also see “The Company — Guarantee Structure for Debt Securities” in the accompanying prospectus for a discussion of the structural subordination of the securities with respect to the assets of certain of our subsidiaries.

Optional Redemption	We may redeem some or all of the % Notes due 2011, the % Notes due 2016 or the % Debentures due 2036 at any time or from time to time, as a whole or in part, at our option, at the redemption prices described in this prospectus supplement. See “Description of the Notes and the Debentures — Optional Redemption.”

Use of Proceeds	We intend to use the proceeds from this offering to refinance existing indebtedness and for general corporate purposes, including repurchases of our common stock. See “Use of Proceeds.”

No Listing	We do not intend to apply for the listing of the securities on any securities exchange or for the quotation of the securities in any dealer quotation system.

Trustee	The Bank of New York

Paying and Transfer Agent	The Bank of New York

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $        billion, after deducting the underwriting discount and our estimated offering expenses. We intend to use a portion of the net proceeds (in an amount to be determined) to refinance indebtedness under our commercial paper program and to use any remaining net proceeds for general corporate purposes, including repurchases of our common stock. At September 30, 2006, our commercial paper program had outstanding borrowings of $4.357 billion, with maturities of less than three months and an average interest rate of approximately 5.5% per annum. Such indebtedness was incurred to fund general corporate purposes, including repurchases of our common stock.

DESCRIPTION OF THE NOTES AND THE DEBENTURES

We will issue four separate series of securities under the indenture referred to in the accompanying prospectus. The following description of the particular terms of the securities offered hereby and the related guarantees supplements the description of the general terms and provisions of the securities set forth under “Description of the Debt Securities and the Guarantees” beginning on page 11 in the accompanying prospectus. This description replaces the description of the securities in the accompanying prospectus, to the extent of any inconsistency.

Fixed Rate Securities

The     % Notes due 2011 will mature on November  , 2011, the     % Notes due 2016 will mature on November  , 2016, and the     % Debentures due 2036 will mature on November  , 2036.

We will pay interest on the     % Notes due 2011 at the rate of     % per year, on the     % Notes due 2016 at the rate of     % per year and on the     % Debentures due 2036 at the rate of     % per year semi-annually in arrears on May    of each year to holders of record on the preceding May   , and on November    of each year to holders of record on the preceding November   . If interest or principal on the     % Notes due 2011, the     % Notes due 2016 and the     % Debentures due 2036 is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the     % Notes due 2011, the     % Notes due 2016 and the     % Debentures due 2036 is May   , 2007. Interest on the     % Notes due 2011, the     % Notes due 2016 and the     % Debentures due 2036 will accrue from November   , 2006, and will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Securities

The Floating Rate Notes due 2009 will mature on November   , 2009.

We will pay interest on the Floating Rate Notes due 2009 at a rate per year equal to LIBOR plus     %. We will pay interest on the Floating Rate Notes due 2009 quarterly in arrears on each February  , May  , August   , and November  , beginning February  , 2007, each an “interest payment date.”

If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the Floating Rate Notes due 2009 will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest on the Floating Rate Notes due 2009 will accrue from, and including, November   , 2006, to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the outstanding principal amount of the Floating Rate Notes due 2009 by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from November  , 2006, or from the last date we paid interest, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If the maturity date of the Floating Rate Notes due 2009 falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment on the next succeeding business day. The interest payable by us on a Floating Rate Note due 2009 on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Floating Rate Note due 2009 is registered at the close of business on February  , May  , August  , and November   preceding such interest payment date, whether or not a business day. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

When we use the term “business day” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close, provided that the day is also a London business day. “London business day” means any day on which dealings in United States dollars are transacted in the London interbank market.

The interest rate on the Floating Rate Notes due 2009 will be calculated by the calculation agent appointed by us, which initially will be the Trustee, and will be equal to LIBOR plus     %, except that the interest rate in effect for the period from November   , 2006 to but excluding February  , 2007, the initial reset date, will be established by us as the rate for deposits in United States dollars having a maturity of three months commencing November     , 2006 that appears on Telerate Page 3750 as of 11:00 a.m., London Time, on November   , 2006, plus     %. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an “interest reset date”. The second business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including November   , 2006 to the initial interest reset date will be the initial interest rate.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes due 2009 will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of any holder of Floating Rate Notes due 2009, provide the interest rate then in effect with respect to the Floating Rate Notes due 2009. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the issuer, any guarantor and the holders of the Floating Rate Notes due 2009.

Additional Information

See “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for additional important information about the securities. That information includes:

•	additional information about the terms of the securities;

•	general information about the indenture and the trustee;

•	a description of certain covenants under the indenture; and

•	a description of events of default under the indenture.

Guarantees

Each of TW AOL and Historic TW, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of the securities and to the Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the Trustee) and the securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. Additionally, TWCI and TBS will fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the securities under substantially the same terms as the guarantees of TW AOL and Historic TW of the securities.

The following chart shows the corporate organization of Time Warner and its direct or indirect ownership interest in its principal subsidiaries. This chart does not show all subsidiaries, including certain intermediate subsidiaries. It is included in order to illustrate the guarantee structure of the securities and to show the principal amount of public debt and the size of the bank credit facility and commercial paper program of Time Warner and the Guarantors, as of September 30, 2006, as discussed below. This chart does not show all indebtedness of the respective entities; it also does not show indebtedness of subsidiaries that are not guarantors, which is discussed further below.

We describe the terms of the guarantees in more detail under the heading “Description of the Debt Securities and the Guarantees — Guarantees” in the accompanying prospectus.

Existing Indebtedness

The following is a summary of the existing public debt and committed bank credit facility at Time Warner and the Guarantors. Please see the information incorporated herein by reference for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness.

Time Warner

At September 30, 2006, the aggregate principal amount outstanding of public debt securities that have been issued by Time Warner (the “Old Parent Debt Securities”) was $8.0 billion and the aggregate committed amount under the bank credit facility, including amounts reserved from time to time to support commercial paper borrowings and letters of credit, was $7.0 billion. At September 30, 2006, there was $4.357 billion commercial paper outstanding and $80 million of letters of credit supported by the $7.0 billion bank credit facility.

Historic TW

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of Historic TW was $1.6 billion.

TWCI

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of TWCI was $4.1 billion.

TBS

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of TBS was $300 million.

TW AOL/AOL LLC

As of September 30, 2006, neither TW AOL nor AOL LLC had outstanding public debt or bank debt. As of that same date, AOL LLC was a guarantor of the Old Parent Debt Securities and the obligations of Time Warner under its bank credit facility and commercial paper program as well as the other public debt of Historic TW, TWCI and TBS.

Other

In addition, the aggregate principal amount of existing indebtedness for borrowed money, exclusive of intercompany obligations, incurred by subsidiaries other than the Guarantors (exclusive of AOL LLC’s guarantees of the Old Parent Debt Securities and public debt of Historic TW, TWCI and TBS) was $14.715 billion at September 30, 2006. Such indebtedness was primarily attributable to Time Warner Cable Inc.’s $9.875 billion of bank debt and $1.454 billion of commercial paper and Time Warner Entertainment Company, L.P.’s $3.2 billion principal amount of public bonds.

Release of Guarantors

The indenture for the securities provides that any Guarantor may be automatically released from its obligations if such Guarantor has no outstanding Indebtedness For Borrowed Money (as defined in the accompanying prospectus), other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. However, there is no covenant in the indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its guarantee. In addition, although the indenture for the securities limits the overall amount of secured Indebtedness For Borrowed Money that can be incurred by Time Warner and its subsidiaries, it does not limit the amount of unsecured indebtedness that can be incurred by Time Warner and its subsidiaries. Thus, there is no limitation on the amount of indebtedness that could be structurally senior to the securities. See “The Company — Guarantee Structure for Debt Securities” and “Description of the Debt Securities and the Guarantees — Guarantees” in the accompanying prospectus.

Ranking

The securities offered hereby will be unsecured and senior obligations of ours, and will rank equally with other unsecured and unsubordinated obligations of ours. The guarantees of the securities will be unsecured and senior obligations of TW AOL, Historic TW, TWCI and TBS, as applicable, and will rank equally with all other unsecured and unsubordinated obligations of TW AOL, Historic TW, TWCI and TBS, respectively.

The guarantee structure of the securities is the same as the guarantee structure for the Old Parent Debt Securities, except that TW AOL will guarantee the securities, whereas TW AOL’s subsidiary, AOL LLC, guaranteed the Old Parent Debt Securities. This change is a consequence of the Google Investment (as defined in the accompanying prospectus). In connection with the Google Investment, AOL LLC became an indirect, 95%-owned subsidiary of Time Warner and TW AOL. As a result, Time Warner intends to have TW AOL, a 100% directly owned subsidiary, rather than AOL LLC, guarantee the securities.

The securities will be structurally pari passu with the Old Parent Debt Securities as to the assets of Historic TW, TWCI and TBS. However, the securities will be structurally subordinated to the Old Parent Debt Securities and any other indebtedness of AOL LLC with respect to the assets of AOL LLC. Such other indebtedness of AOL LLC includes current guarantees of the obligations of Time Warner under its bank credit agreement and commercial paper program. Time Warner intends to amend its commercial paper program so that the guarantee structure of such indebtedness is the same as that of the securities. Although Time Warner does not intend to make similar amendments to the bank credit agreement at the present time, it currently expects, subject to market conditions, that it would do so if and when it refinances such facility. The securities, like the Old Parent Debt Securities, will also be structurally subordinated to indebtedness incurred by subsidiaries of Time Warner that are not guarantors of such securities, as discussed below.

Each of our company, TW AOL, Historic TW, TWCI and TBS is a holding company for other non-guarantor subsidiaries, and therefore the securities and the guarantees of the securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of such non-guarantor subsidiaries. Such non-guarantor subsidiaries, in addition to AOL LLC, include Warner Bros. Entertainment Inc., New Line Cinema Corporation, Home Box Office, Inc., Time Inc., Time Warner Cable Inc. and Time Warner Entertainment Company, L.P. See “The Company — Guarantee Structure for Debt Securities” in the accompanying prospectus for a discussion of the structural subordination of the securities to certain other indebtedness of Time Warner and its subsidiaries. Furthermore, the ability of each of our company, TW AOL, Historic TW, TWCI and, to a certain extent, TBS, to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flow of their respective subsidiaries and the distribution or other payment to them of such earnings or cash flow.

Optional Redemption

We may redeem some or all of the     % Notes due 2011, the     % Notes due 2016 or the     % Debentures due 2036 at any time or from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to each holder of such securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined in the accompanying prospectus, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined in the accompanying prospectus, plus basis points for the % Notes due 2011, basis points for the % Notes due 2016 and basis points for the % Debentures due 2036;

plus, in each case, accrued interest to the date of redemption that has not been paid.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. The Bank of New York will act as the U.S. depositary for Clearstream and Euroclear.

DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of our company, TW AOL, Historic TW, TWCI, TBS, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

None of our company, TW AOL, Historic TW, TWCI, TBS or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

UNITED STATES TAXATION

General

This section summarizes the material U.S. federal income tax consequences to “Non-U.S. Holders” of the securities offered hereby.

A “Non-U.S. Holder” is a beneficial owner of the securities that is not:

•	an individual citizen or resident of the United States;

•	a corporation — or entity taxable as a corporation for U.S. federal income tax purposes — created or organized under the laws of the United States, a state thereof or the District of Columbia; or

•	an estate or trust that is taxable in the U.S. on its worldwide income.

If you do not qualify as a “Non-U.S. Holder,” you will be subject to different tax rules, and we suggest that you consult with your tax advisor before investing in the securities. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the discussion set forth below.

The discussion in this section is also limited in the following ways:

•	The discussion only covers you if you buy your securities in the initial offering.

•	The discussion only covers you if you hold your securities as a capital asset (generally, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the securities.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the securities (possibly with retroactive effect).

•	The discussion does not cover U.S. federal gift tax or alternative minimum tax laws, state, local or non-U.S. law.

If you are considering buying the securities, we suggest that you consult your tax advisor about the tax consequences of holding the securities in your particular situation.

Withholding Taxes

Generally, payments of principal and interest on the securities will not be subject to U.S. withholding taxes, provided that you meet one of the following requirements.

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your securities. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the securities and that you are a Non-U.S. Holder.

•	You hold your securities directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are a Non-U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the securities is effectively connected with your conduct of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base), and is not exempt from U.S. federal income tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax (generally, at a 30% rate) under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the securities fails to comply with the procedures necessary to avoid withholding taxes on the securities. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the securities. However, if you hold your securities through a qualified intermediary — or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the securities — the qualified intermediary will not generally forward this information to the withholding agent.

•	You own 10% or more of the voting stock of Time Warner, are a “controlled foreign corporation’’ with respect to Time Warner, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base), as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

•	You hold your securities directly through a qualified intermediary and the applicable procedures are complied with.

•	You file Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation. In addition, special rules apply to certain types of Non-U.S. Holders of securities, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your own tax advisor regarding the application of these specific rules.

Sale or Redemption of Securities

If you sell a security or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base).

•	You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the securities, and certain other conditions are satisfied. If the foregoing conditions apply, you will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain, which may be offset by certain capital losses.

•	The gain represents accrued but unpaid interest not previously included in income, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your securities in connection with a trade or business that you are conducting in the U.S. (and, if a tax treaty applies, income or gain with respect to the securities is attributable to a permanent establishment or fixed base):

•	Any interest on the securities, and any gain from disposing of the securities, generally will be subject to income tax at graduated rates as if you were a U.S. holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings from the securities. The rate of this tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your securities will not be subject to U.S. estate tax when you die, provided that payments on the securities were not connected to a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the voting stock of Time Warner.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding (currently at a rate of 28%) apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your own tax advisor concerning information reporting and backup withholding on a sale.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of November   , 2006, the underwriters named below, for whom Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of securities set forth opposite their respective names below:

	Notes	Notes	Notes	Debentures
Underwriters	due 2009	due 2011	due 2016	due 2036

Banc of America Securities LLC	$	$	$	$
Barclays Capital Inc.
BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc.

Total	$	$	$	$

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities offered by this prospectus supplement if any are taken.

The underwriters initially propose to offer part of each series of securities directly to the public at the public offering prices set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of  %,  %,  % and  %, respectively, of the principal amount of the Floating Rate Notes due 2009, the  % Notes due 2011, the  % Notes due 2016 and the  % Debentures due 2036, respectively. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of  %,  %,  % and  %, respectively, of the principal amount of the Floating Rate Notes due 2009, the  % Notes due 2011, the  % Notes due 2016 and the  % Debentures due 2036, respectively, to other underwriters or to certain other dealers. After the initial offering of the securities, the offering price and other selling terms may from time to time be varied by the representatives.

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has agreed that it will not offer, sell or deliver any of the securities, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the securities, in or from any jurisdiction outside the United States except under circumstances that will, to the best of its or their knowledge and belief, after reasonable investigation, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that

Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FSMA”), to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA or in circumstances in which section 21 of the FSMA does not apply to us or the Guarantors; and

(b) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. Purchasers of the securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the relevant issue price set forth on the cover page hereof.

We do not intend to apply for listing of the securities on a U.S. securities exchange, but we have been advised by the underwriters that they presently intend to make a market in the securities as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the securities and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover over-allotments or to stabilize the price of the securities, the underwriters may bid for, and purchase, securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future provide investment and commercial banking services to or engage in transactions of a financial nature with us and our subsidiaries, including the provision of certain advisory services and the making of loans to us and our subsidiaries, for which they have received or will receive customary compensation.

We estimate that our total expenses for this offering will be approximately $          .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make because of any of these liabilities.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TW AOL, Historic TW, TWCI and TBS by Cravath, Swaine & Moore LLP, New York, New York.

Certain legal matters in connection with the offered securities will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in our 2005 Form 10-K, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such management’s assessment is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our recast consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, including the schedule appearing therein, appearing in our current report on Form 8-K dated November 3, 2006 (filed November 3, 2006), and the condensed consolidating financial statements of Time Warner as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in our current report on Form 8-K dated November 8, 2006 (filed November 8, 2006), each have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and condensed consolidating financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adelphia Communications Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference to the annual report on Form 10-K of Adelphia Communications Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Adelphia’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Special-Purpose Combined Carve Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the current report on Form 8-K/A of Time Warner Inc. filed on October 13, 2006 and incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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$

$      Floating Rate Notes due 2009
$      % Notes due 2011
$      % Notes due 2016
$      % Debentures due 2036

PROSPECTUS SUPPLEMENT

November   , 2006

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	BNP PARIBAS	RBS Greenwich Capital

Co-Lead Managers

Senior Co-Managers

Co-Managers